                                 AMENDMENT NO. 1
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION

         This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION ("Amendment No. 1") is made as of December 13, 2000, by and among Predictive Systems, Inc. ("Acquiror"), Grape Acquisition Corporation ("Merger Sub"), Global Integrity Corporation ("Target") and Science Applications International Corporation (the "Principal Stockholder").

         WHEREAS, Acquiror, Merger Sub, Target and the Principal Stockholder entered into that certain Agreement and Plan of Reorganization, dated as of October 17, 2000 (the "Agreement"); and

         WHEREAS, Acquiror, Merger Sub, Target and the Principal Stockholder desire to amend certain provisions of the Agreement as provided below;

         NOW THEREFORE, for good and valuable consideration and in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

         1. The following shall be added to Section 1.6(a)(i) to the last sentence of said section:

         ", or the cash to be paid to the stockholders of Target Common Stock pursuant to Sections 1.6 and 5.25 collectively, at any time, exceed $31,460,270. The 5,791,323 shares of Acquiror Common Stock referred to in (A) above shall be referred to herein as the "Initial Shares and Options".

         2. The following shall be added to the last sentence of Section 1.6(a)(ii):

         "after effecting the termination of Target Options subject to Option Cancellation Agreements as contemplated by Section 4.2(b)."

         3.       The following shall replace the last sentence of Section
                  1.6(a)(iv):

         "Notwithstanding the foregoing, the amount of Cash Consideration paid to the Principal Stockholder pursuant to this Section 1.6 in exchange for its Target Common Stock shall be deemed reduced by the amount of debt (the "Debt") greater than three million dollars ($3,000,000) repaid to the Principal Stockholder by or on behalf of Target pursuant to Section 5.25."

         4.       The following shall be added as Section 1.6(a)(viii):

         "Notwithstanding anything to the contrary herein, in the event (1) the sum of (a) the Initial Shares and Options plus (b) the Maximum Amount of Additional Options (such sum, the "Total Sum"), divided by (2) the total shares of Acquiror Common Stock outstanding at the Effective Time, equals or exceeds twenty percent (20%), the Initial Shares and Options set forth in this Section 1.6(a) shall be reduced by an amount such that the Total Sum, as so adjusted, shall be less than twenty percent (20%) of the total shares of Acquiror Common Stock outstanding at the Effective Time, and the amount of Cash Consideration set forth in Section 1.6(a)(i)(B) and 1.6(a)(iii) shall be increased by an amount equal to the Closing Price multiplied by such reduction in the number of shares constituting the Initial Shares and Options. The "Maximum Amount of Additional Options" shall equal (A)(I) the number of Target Options outstanding at the Effective Time, divided by the sum of (x) the number of shares of Target Common Stock outstanding at the Effective Time, plus (y) the number of Target Options outstanding at the Effective Time, (II) multiplied by $14,012,500, (B) divided by the Closing Price."

         5. The proviso in Section 4.2(b) shall be replaced by the following:

         "..., provided that the Principal Stockholder may offer cash settlements or other consideration, payable by on or after the Effective Date by the Surviving Corporation (and funded by the Principal Stockholder) as contemplated by the Option Cancellation Agreements (as defined below), to directors of Target and employees of Target who will not be employed by the Surviving Corporation after the Effective Date in consideration of such persons terminating their existing Target Options."

         6.       The following shall replace the last sentence of Section
                  4.2(b):

         "Target and the Principal Stockholder shall deliver Schedule 4.2(b) to Acquiror prior to the Effective Time, such schedule to list all directors and employees of Target that have elected to accept such settlement in consideration of the termination of such person's Target Options. All of such persons so electing shall have executed an Option Cancellation Agreement substantially in the form previously provided to Acquiror (the "Option Cancellation Agreements").
Schedule 4.2(b) shall set forth the name of such person, the number of Target Options so terminated and the aggregate consideration to be paid to such person in connection with the termination of such Target Options."

         7.       The following shall be added as the last sentence of Section
                  4.1(c):

         "Notwithstanding the foregoing, Acquiror may increase the number of shares of Acquiror Common Stock reserved for issuance under the Acquiror Stock Option Plan by an aggregate of 3,000,000 shares."

         8.       All references to Sections 7.02(c) and 7.02(d) contained in
                  Section 5.24(b) shall hereafter be deemed references to
                  Section 6.1(d).

         9.       Section 5.25 shall be amended and restated as follows:

         "5.25 Repayment of Debt. Schedule 5.25 sets forth the amount of outstanding debt estimated to be owed by Target to the Principal Stockholder on the date hereof, which estimated debt is in excess of three million dollars ($3,000,000). Acquiror shall cause the Surviving Corporation to repay three million dollars ($3,000,000) of this debt immediately after the Effective Time. Principal Stockholder shall use its best efforts to deliver to Acquiror by January 5, 2001, and in no event later than January 10, 2001, a balance sheet of Target as of the Closing Date setting forth, among other things, the actual amount of outstanding debt owed by Target to the Principal Stockholder at the Effective Time. In the event the amount of actual debt owed by Target to the Principal Stockholder at the Effective Time was less than three million dollars ($3,000,000), the Principal Stockholder shall, within five (5) days of delivery of the revised Schedule 5.25, remit to Acquiror an amount equal to the difference between three million dollars ($3,000,000) and the actual debt set forth on revised Schedule 5.25, plus interest on such difference at the prime rate of interest on the Closing Date as published by the Wall Street Journal. In the event the amount of actual debt owed by Target to the Principal Stockholder at the Effective Time was more than three million dollars ($3,000,000), the Cash Consideration paid to the Principal Stockholder pursuant to Section 1.6 shall be deemed reduced by the amount of actual debt owed to the Principal Stockholder greater than three million dollars ($3,000,000) and the amount by which the Cash Consideration shall be deemed reduced shall be deemed repayment of debt owed by Target to the Principal Stockholder. After application of the foregoing, the actual debt owed to the Principal Stockholder reflected on the revised Schedule
5.25 shall be deemed to have been repaid and satisfied in full as of the Effective Time without any further obligation by Target or Acquiror to the Principal Stockholder with respect to such debt. Any amount of actual debt owed to the Principal Stockholder by Target in excess of $31,460,270 reflected on revised Schedule 5.25 shall be cancelled without any further obligation by Target or Acquiror to the Principal Stockholder and shall be deemed converted into paid in capital on the books and records of Target immediately prior to the Effective Time; provided that no shares of capital stock of Target shall be issued to Principal Stockholder in connection with such deemed conversion of debt, if any."

         10.      The following shall be added as Section 5.26:

         "5.26 Remission and Reimbursement. Fifteen (15) days after the last day of each month after the Closing Date, the Principal Stockholder shall deliver to the Surviving Corporation and Acquiror a statement detailing for such month all payments it or its affiliates received ("Receipts") from any third parties on behalf of Target or the Surviving Corporation, and all payments ("Payments") to any third parties made by the Principal Stockholder or its affiliates on behalf of Target or the Surviving Corporation not otherwise reimbursed to the Principal Stockholder or such affiliates. If no such Receipts have been received and no such Payments have been made for a particular month, the Principal Stockholder shall not be obligated to deliver the statement referred to above. In the event gross Receipts exceed gross Payments for a particular month, the Principal Stockholder shall submit to Acquiror with such statement an amount equal to the difference between such month's Receipts and Payments. In the event gross Payments exceed gross Receipts for a particular month, Acquiror shall, within five (5) business days of receipt of the statement, deliver to the Principal Stockholder an amount equal to the difference between such month's Payments and Receipts. In the event the parties disagree as to any amounts set forth on the statement delivered hereunder for any particular month, the parties shall use their best efforts to resolve such dispute as quickly as possible. In the event that no agreement can be reached within thirty (30) days, the matter shall be resolved in accordance with the procedures set forth in Sections 8.8(b) and (c), and if any party shall default on its obligations as determined by the arbitration procedures of such Sections, such amounts shall be considered "Damages" for purposes of this Agreement and the Escrow Agreement. Notwithstanding the foregoing, nothing in this Section 5.26 shall be read as limiting the rights of the parties to indemnification as provided in Article VIII herein."

         11.      The following shall be added as Section 5.27:

         "The Principal Stockholder shall deliver to Target, no later than five
(5) business days prior to the date on which payments are required to be made under the Option Cancellation Agreements, an amount sufficient to satisfy all of Target's and Acquiror's obligations under the Option Termination Agreements entered into by Target pursuant to Section 4.2(b). The amount delivered to Target hereunder shall include payments required to be made to Target's directors and employees terminating their Target Options and any and all withholding or other Taxes required to be paid by the Surviving Corporation or Acquiror in connection with such termination."

         12.      The following shall be added as Section 5.28:

         "The Acquiror shall cause the Surviving Corporation to comply on a timely basis with all of Surviving Corporation's obligations under those subleases relating to real property and leases relating to equipment and other personal property listed on Schedule 5.28."

         13.      The following shall replace 6.3(l) in its entirety:

         "(l) Licenses and Assignments. At the Effective Time, Acquiror, Target and the Principal Stockholder shall have entered into an Assignment and Cross-License Agreement (the "Cross License Agreement") in the form attached hereto as Exhibit A-1."

         14.      The following shall be added as Section 6.3(m):

         "(m) Target Options subject to Option Cancellation Agreements and set forth on Schedule 4.2(b) shall be terminated in accordance with such agreements."

         15. The following shall be added to the end of the second sentence of Section 8.1:

         "and Section 5.28 shall survive until the expiration of the applicable statute of limitations period with respect to the contracts described in such Section."

         16.      Section 8.2 shall be amended and restated as follows:

         "8.2 Indemnity. From and after the Effective Time of the Merger, and subject to the provisions of Section 8.1, Acquiror and the Surviving Corporation (on or after the Closing Date) shall be indemnified and held harmless by the Principal Stockholder against, and reimbursed for, any liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense, including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof, imposed on or reasonably incurred by Acquiror or the Surviving Corporation as a result of or in connection with (i) any breach of any representation, warranty, agreement or covenant on the part of Target or the Principal Stockholder under this Agreement or the Cross License Agreement, (ii) any of the matters listed on Schedule 2.8,
(iii) the failure by the Principal Stockholder to transfer or assign to Target prior to the Effective Time all of Principal Stockholder's right, title and interest in and to the licenses or agreements listed on Schedule 2.2 of the Cross License Agreement, (iv) the failure by the Principal Stockholder to obtain prior to the Effective Time any required consents to transfer or assignment from parties to Material Agreements set forth on Schedule 2.3(b) and the primary landlords for the real property identified on Schedule 4.2, and (v) the Option Cancellation Agreements entered into pursuant to Section 4.2(b) (including any Taxes incurred in connection therewith), the breach or threatened breach by an employee or director of Target thereof, the solicitation thereof, and any documentation provided to or executed by any employee or director of Target in connection with such solicitation (for this subsection (iv), only to the extent greater than the amount delivered to Target by the Principal Stockholder pursuant to Section 5.27)(collectively the "Damages"). "Damages" as used herein is not limited to matters asserted by third parties, but includes Damages incurred or sustained by Acquiror in the absence of claims by a third party. The Principal Stockholder may satisfy any claim for which it is required to indemnify the Acquiror and/or the Surviving Corporation pursuant to this Section
8.2 with, at the Principal Stockholder's sole discretion: (A) cash; (B) Acquiror Common Stock; or (C) shares from the Escrow Fund. For purposes of compensating the Acquiror for its damages pursuant to this Agreement, the Acquiror Common Stock and/or shares from the Escrow Fund delivered or to be delivered to Acquiror to satisfy the claim for indemnification hereunder shall be valued at the weighted average closing price of the Acquiror Common Stock on the Nasdaq National Market for the five (5) trading days immediately preceding the date of payment of such claim."

         17. The first sentence of Section 8.4 shall be replaced by the following:

"Acquiror may not receive any payment from the Escrow Fund unless and until an Officer's Certificate (as defined in Section 8.6 below) identifying Damages, the aggregate amount of which exceeds $750,000 (the "Basket"), has been delivered to the Escrow Agent as provided in Section 8.5 below and such amount is determined pursuant to this Article VIII to be payable, in which case Acquiror shall receive payment equal in value to the full amount of Damages; provided, however, that notwithstanding the foregoing, any Damages resulting from those matters set forth in Sections 8.2(iii), 8.2(iv) and 8.2(v) shall not be subject to the

Basket and shall be paid when such Damages are determined pursuant to this
Article VIII to be payable in an amount equal to the full amount of such Damages, notwithstanding that the aggregate of such Damages may be less than $750,000."

         18.      The following shall be added to the end of Section 8.6:

         "Notwithstanding anything in this Agreement to the contrary, no Acquiror Common Stock shall be delivered to Acquiror or the Surviving Corporation hereunder unless a final determination has been made with respect to the amount of Additional Target Stockholder Consideration earned and Additional Cash (as defined in Annex A hereto) payable to the Principal Stockholder pursuant to Section 1.6(a)(vi) and Annex A. After such final determination has been made, any Damages otherwise recoverable by Acquiror or the Surviving Corporation hereunder shall first offset the amount of Additional Cash payable to the Principal Stockholder such that the Additional Cash to be paid to the Principal Stockholder shall be reduced by the amount of Damages determined to be incurred by Acquiror or the Surviving Corporation. In the event the amount of Damages incurred exceeds the Additional Cash payable to the Principal Stockholder, the Principal Stockholder shall not receive any Additional Cash and any Damages in excess thereof shall be delivered to Acquiror or the Surviving Corporation as contemplated by this Article VIII."

         19. The following shall be added to the beginning of the second sentence of Section 8.7:

         "Subject to Section 8.6,"

         20. The following shall be added to the end of the first sentence of Section 8.13(a):

         "or any breach of or default under Section 5.28 by Acquiror."

         21.      The following shall be added to the end of Section 8.13(b):

         "provided, however, that notwithstanding the foregoing, any Target Damages resulting from any breach of or default under Section 5.28 by Acquiror shall not be subject to the Target Basket and shall be paid when such Target Damages are determined pursuant to this Article VIII to be payable in an amount equal to the full amount of such Target Damages, notwithstanding that the aggregate of such Target Damages may be less than $750,000."

         22.      The following shall be added to the end of Section 8.13(c):

         "; and provided further, that claims made resulting from any breach of or default under Section 5.28 by Acquiror shall not terminate until the expiration of the applicable statute of limitations period with respect to the subleases and leases listed on Schedule 5.28."

         23. No Other Modification. Except as expressly provided herein, this Amendment does not in any way change, modify, delete or amend any of the provisions of the Agreement, and all such provisions shall remain in full force and effect.

         24. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware.


         25. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, Target, Acquiror, Merger Sub and the Principal Stockholder have caused this Amendment No. 1 to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                       PREDICTIVE SYSTEMS, INC.


                                       By: /s/ Robert Belau
                                          --------------------------------------
                                       Name: Robert Belau
                                       Title: President

                                       GRAPE ACQUISITION CORPORATION


                                       By: /s/ Robert Belau
                                          --------------------------------------
                                       Name: Robert Belau
                                       Title: President

                                       GLOBAL INTEGRITY CORPORATION


                                       By: /s/ Douglas E. Scott
                                          --------------------------------------
                                       Name:  Douglas E. Scott
                                       Title: Secretary


                                       PRINCIPAL STOCKHOLDER:

                                       SCIENCE APPLICATIONS
                                       INTERNATIONAL CORPORATION:


                                       /s/ Douglas E. Scott
                                       -----------------------------------------
                                       Name:  Douglas E. Scott
                                       Title:  Senior Vice President and General
                                       Counsel

                     SIGNATURE PAGE TO AMENDMENT NUMBER 1 TO
                      AGREEMENT AND PLAN OF REORGANIZATION